Exhibit 10.12

[EXECUTION COPY]

INVESTOR RIGHTS AGREEMENT

by and among

TRIBUNE COMPANY,

EGI-TRB, L.L.C.

and

GREATBANC TRUST COMPANY,

solely as trustee of the

TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST

which forms a part of the

TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN

Dated as of April 1, 2007

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered this 1st day of April, 2007, by and among Tribune Company, a Delaware corporation (the “Company”), EGI-TRB, L.L.C., a Delaware limited liability company (“EGI-TRB”), and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the “ESOP Fiduciary”) of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP” and together with EGI-TRB, the “Initial Shareholders”).

W I T N E S S E T H :

WHEREAS, concurrently herewith, EGI-TRB, the ESOP, Tesop Corporation, a Delaware corporation (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of April 1, 2007 (the “Merger Agreement”), pursuant to which Merger Sub, a wholly owned subsidiary of the ESOP, will be merged with and into the Company, with the Company surviving the Merger (the “Merger”), on the terms and subject to the conditions set forth therein.

WHEREAS, concurrently herewith, the Company and EGI-TRB have entered into a Securities Purchase Agreement (the “EGI Purchase Agreement”) pursuant to which EGI-TRB has, on the terms and subject to the conditions set forth in the EGI Purchase Agreement, agreed to purchase (i) (a) 1,470,588 shares of Common Stock prior to consummation of the Merger and (b) a $200 million unsecured subordinated exchangeable promissory note in the form attached as an exhibit thereto, and (ii) (y) a $225 million unsecured subordinated promissory note in the form attached as an exhibit thereto and (z) a warrant to purchase 43,478,261 shares of Common Stock of the Company immediately following consummation of the Merger (the “Warrant”) pursuant to a warrant agreement in the form attached as an exhibit thereto (the “Warrant Agreement”).

WHEREAS, concurrently herewith, the ESOP Fiduciary, on behalf of the ESOP, and the Company have entered into an Equity Purchase Agreement (the “ESOP Purchase Agreement”) pursuant to which the ESOP has, on the terms and subject to the conditions set forth in the ESOP Purchase Agreement, agreed to purchase 8,928,571 shares of Common Stock prior to consummation of the Merger (the “ESOP Purchase”).

WHEREAS, the Company and each of the Initial Shareholders have entered into this Agreement for purposes, among others, of (a) establishing the composition of the Company’s board of directors (the “Board”), (b) granting to the Shareholders (as defined herein) certain rights in connection with the sale or transfer of Shares (as defined herein) and (c) granting to the Shareholders certain other rights, including information rights, with respect to the Company, in each case, upon consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined herein) hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Additional Financing” shall have the meaning set forth in Section 4.4.

(b)           “Affiliate” shall mean, with respect to a Person, another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, or manager of such Person; provided, however, that no Person for whom the ESOP Fiduciary serves as trustee shall be deemed to be an Affiliate of the ESOP Fiduciary.

(c)           “Agreement” shall have the meaning set forth in the Preamble.

(d)           “Annual Budget” shall have the meaning set forth in Section 7.1.

(e)           “Board” shall have the meaning set forth in the Recitals.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)           “Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

(h)           “Company” shall have the meaning set forth in Preamble.

(i)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(j)            “Effective Date” shall mean the date of consummation of the Merger.

(k)           “EGI Purchase Agreement” shall have the meaning set forth in the Recitals.

(l)            “EGI Transferee” shall mean any direct or indirect Affiliate of EGI-TRB, Equity Group Investments, L.L.C. or Samuel Zell, and any senior employee of Equity Group Investments, L.L.C. and any direct or indirect Affiliate thereof.

(m)          “EGI-TRB” shall have the meaning set forth in the Preamble.

(n)           “EGI-TRB Director” shall have the meaning set forth in Section 2.1.

(o)           “ESOP” shall have the meaning set forth in the Preamble.

(p)           “ESOP Fiduciary” shall have the meaning set forth in the Preamble.

(q)           “ESOP Loan Agreement” shall mean the Loan Agreement, dated as of the date of the ESOP Purchase, by and between the Company and the ESOP Fiduciary.

(r)            “ESOP Pledge Agreement” shall mean the Stock Pledge Agreement, dated as of the date of the ESOP Purchase, by and between the Company and the ESOP Fiduciary.

(s)           “ESOP Purchase” shall have the meaning set forth in the Recitals.

(t)            “ESOP Purchase Agreement” shall have the meaning set forth in the Recitals.

(u)           “Excluded Transactions” shall mean (a) the issuance of shares of Common Stock, Options or Convertible Securities as a dividend or distribution on Shares, (b) the issuance of shares of Common Stock, Options or Convertible Securities by reason of a stock split, split-up or other distribution on shares of Common Stock, (c) the issuance of shares of Common Stock or Options to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a compensatory plan, agreement or arrangement approved by the Board or (d) the issuance of shares of Common Stock or Convertible Securities upon the exercise of Options or upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security.

(v)           “Fully-Exercising Shareholder” shall have the meaning set forth in Section 4.2.

(w)          “General Notice” shall have the meaning set forth in Section 4.2.

(x)            “Independent Director” shall have the meaning set forth in the Company’s By-laws in effect from time to time.

(y)           “Initial Directors” shall mean the persons initially designated as directors on the Effective Date, including the directors designated in accordance with the provisions of Section 2.1 hereof.

(z)            “Initial Shareholders” shall have the meaning set forth in the Preamble.

(aa)         “Joinder” shall have the meaning set forth in Section 3.6.

(bb)         “Merger” shall have the meaning set forth in the Recitals.

(cc)         “Merger Agreement” shall have the meaning set forth in the Recitals.

(dd)         “Merger Sub” shall have the meaning set forth in the Recitals.

(ee)         “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ff)           “Other Shareholder” shall have the meaning set forth in Section 3.2.

(gg)         “Parties” shall mean the parties to this Agreement.

(hh)         “Permitted Transferees” shall have the meaning set forth in Section 3.3.

(ii)           “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

(jj)           “Qualified Public Offering” shall mean a firm commitment underwritten public offering of the Common Stock to the public with gross proceeds to the Company of not less than $250 million, pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

(kk)         “Sale of the Company” shall mean either (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary pursuant to which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for purposes of this definition, all Shares issuable upon exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Shares or securities convertible into Shares, which are outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Shares are converted or exchanged), (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company or (c) a Stock Sale.  Notwithstanding the foregoing, a “Sale of the Company” shall not include the Merger or any other transaction contemplated by the Merger Agreement.

(ll)           “Sale Notice” shall have the meaning set forth in Section 3.2.

(mm)       “Shareholder” or “Shareholders” shall mean (and this Agreement shall bind and create rights in) the Initial Shareholders and any other transferee to which (a) any Shares are permitted by this Agreement to be issued or Transferred or (b) any Warrants are assigned, in each case, in accordance with the terms of this Agreement.  Each of the foregoing Persons shall remain a Shareholder as long as he, she or it continues to own Shares or Warrants in the Company.

(nn)         “Shares” shall mean (a) the shares of Common Stock acquired by the Initial Shareholders as a result of the Merger and the ESOP Purchase or otherwise, (b) the shares of Common Stock issued upon conversion of the Warrant and (c) any Common Stock issued with respect to the securities referred to in clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  “Shares” shall also include shares or other interests in any successor to the Company, whether by merger, consolidation or otherwise.

(oo)         “Stock Sale” shall mean a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders of the Company capital stock and other voting securities representing more than fifty percent (50%) of the outstanding voting power of the Company.

(pp)         “Transfer” or “Transferred” shall mean to directly or indirectly sell, assign, give, mortgage, pledge, hypothecate, issue, bequeath or in any manner encumber or dispose of, or permit to be sold, assigned, encumbered, attached or otherwise disposed of in any manner, whether voluntarily, involuntarily or by operation of law, with or without consideration other than as part of a distribution of Shares by the ESOP to a participant of the ESOP as may be required by the terms thereof.

(qq)         “Transferring Shareholder” shall have the meaning set forth in Section 3.2.

(rr)           “Warrant” shall have the meaning set forth in the Recitals.

(ss)         “Warrant Agreement” shall have the meaning set forth in the Recitals.

(tt)           “Zell Family Group” shall mean Samuel Zell and his spouse, lineal ancestors and descendants (whether natural or adopted), and any trust or retirement account primarily for the benefit of Samuel Zell and/or his spouse, lineal ancestors and descendants.

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1             Size and  Composition of the Board.  Upon and following the Effective Date, each Shareholder agrees that in any election of directors of the Company, such Shareholder shall vote, or cause to be voted, all shares of Common Stock and any other voting securities of the Company owned by such Shareholder, or over which such Shareholder has voting control, and shall take all other necessary or desirable actions within such Shareholder’s control (whether in the capacity of a Shareholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and shareholder meetings), so that:

(a)           the Initial Directors shall serve as directors until the third (3rd) annual election following consummation of the Merger;

(b)           there shall be two (2) directors designated by EGI-TRB (each an “EGI-TRB Director”);

(c)           there shall be one (1) director who shall be the Company’s chief executive officer; provided that if for any reason the chief executive officer of the Company shall cease to serve in such capacity, each Shareholder shall take all other necessary or desirable actions within such Shareholder’s control (whether in the capacity of a Shareholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control, to (i) remove the former chief executive officer of the Company from the Board if such person has not resigned as a member of the Board and (ii) elect or appoint such person’s replacement as chief executive officer of the Company as a director;

Section 2.2             Removal of EGI-TRB Directors.  Subject to any limitation in the Company’s By-laws, each Shareholder agrees that it shall take all other necessary or desirable actions within such Shareholder’s control (whether in the capacity of a Shareholder, director, member of a Board committee or officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control, to ensure that no EGI-TRB Director elected or appointed as a member of the Board pursuant to Section 2.1 may be removed from office unless such removal is directed or approved by EGI-TRB (in its sole and absolute discretion).

Section 2.3             Written Consent.  All Shareholders agree to execute any written consents required to perform the obligations under Sections 2.1 and 2.2 of this Agreement, and the Company agrees at the request of any Party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

Section 2.4             No Liability for Election or Appointment of Recommended Directors.  No Party, nor any Affiliate of any such Party, shall have any liability as a result of designating a person for election or appointment as a Board member or committee member for any act or omission by such designated person in his or her capacity as a Board member or committee member, as applicable, nor shall any Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2.5             Compensation of Board.  Upon and following the Effective Date, the Company agrees to reimburse all members of the Board for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board and all committees thereof, and otherwise incurred in fulfilling their duties as Board members or committee members, as applicable, and pay such reasonable compensation to members of the Board as the Board shall from time to time determine.

Section 2.6             No Other ESOP Obligations.  For the avoidance of doubt, nothing in this Article II shall require the ESOP or its participants to vote in any manner on matters other than the election of directors.

Section 2.7             Termination.  Subject to Article IX, the rights of EGI-TRB under Sections 2.1 and 2.2 shall continue for so long as EGI-TRB and its Permitted Transferees hold in the aggregate at least ten percent (10%) of the outstanding Shares (including for purposes of this Section 2.7, Shares subject to the Warrant) on a fully diluted basis.

ARTICLE III
TRANSFERS

Section 3.1             Transfer of Shares.  Subject to Article VI, upon and following the Effective Date, no Shareholder shall Transfer its Shares, except (a) pursuant to the provisions of Section 3.2, (b) pursuant to a Transfer of not more than two percent (2%) of the outstanding Common Stock (on a fully diluted basis) to any transferee or (c) to a Permitted Transferee; provided that in no event shall any Transfer of Shares pursuant to Section 3.2 be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time and no Shares may be pledged (except for a pledge of Shares by a transferee to secure indebtedness to the transferor thereof hereunder).  In connection with any transfer pursuant to Section 3.2, no Shareholder shall consummate any Transfer until thirty (30) calendar days after delivery to the Company and the other Shareholders of such Shareholder’s Sale Notice, unless the parties to the Transfer have been finally determined pursuant to this Article III prior to the expiration of such thirty (30) calendar day period.

Section 3.2             Co-Sale Rights.  Subject to Section 3.1, upon and following the Effective Date, at least thirty (30) calendar days prior to any Transfer of Shares, the transferring Shareholder (the “Transferring Shareholder”) shall deliver a written notice (the “Sale Notice”) to the Company and the other Shareholders (the “Other Shareholders”) specifying in reasonable detail the identity of the prospective transferee(s), the number of Shares to be Transferred and the terms and conditions of the Transfer.  The Other Shareholders may elect to participate in such Transfer as sellers at the same price per share and on the same terms by delivering written notice to the Transferring Shareholder within thirty (30) calendar days after delivery of the Sale Notice.  If any Other Shareholders have elected to participate in such Transfer, the Transferring Shareholder and such Other Shareholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Shares equal to the result of (a) an amount equal to (i) the percentage of Shares owned by such Person (including for these purposes, in the case of the holder of the Warrant, the Shares underlying the Warrant) divided by (ii) the aggregate percentage of Shares owned by the Transferring Shareholder and the Other Shareholders participating in such sale (including for these purposes, in the case of the holder of the Warrant, the Shares underlying the Warrant) multiplied by (b) the number of Shares to be sold in the contemplated Transfer.

Each Transferring Shareholder shall use reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Shareholders in any contemplated Transfer, and no Transferring Shareholder shall Transfer any of its Shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Shareholders.  Each Shareholder transferring Shares pursuant to this Section 3.2 shall pay its pro rata share (based on the number of Shares to be Transferred) of the expenses incurred by the Company and the Transferring Shareholder in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Shares to be Transferred) in any indemnification or other obligations that the Transferring Shareholder agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Shareholder, such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares; provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer).

Section 3.3             Permitted Transfers.  Subject to Article VI, the restrictions set forth in this Article III shall not apply with respect to any Transfer of Shares (a) by any Shareholder to or among its Affiliates, (b) by EGI-TRB to or among any EGI Transferee or (c) by EGI-TRB to or among any member of the Zell Family Group (collectively referred to herein as “Permitted Transferees”); provided that the restrictions contained in this Article III and Article VI shall continue to be applicable to such Shares after any such Transfer.  Notwithstanding the foregoing, no Party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

Section 3.4             ESOP Provisions.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as a restriction upon the ESOP’s ability to Transfer its Shares if such Transfer is required by the exercise of the Trustee’s fiduciary duty to the ESOP and its participants.

Section 3.5             Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Shares as the owner of such shares for any purpose.

Section 3.6             Joinder.  Upon and following the Effective Date, prior to Transferring any Shares (other than pursuant to a Qualified Public Offering or Sale of the Company) to any Person, the Transferring Shareholder shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Shareholders a joinder in the form of Exhibit A hereto (a “Joinder”).

Section 3.7             Legend.  Upon and following the Effective Date, each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares (if such shares remain Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented by this certificate are subject to an Investor Rights Agreement dated as of April 1, 2007, among the issuer of such securities (the “Company”) and certain of the Company’s shareholders, as amended and modified from time to time.  A copy of such Investor Rights Agreement shall be furnished without charge by the Company to the holder hereof upon written request.”

The Company shall imprint such legend on certificates evidencing Shares outstanding as of the date hereof.  The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Shares hereunder.

Section 3.8             Further Assurances.  The parties hereto agree that, to the extent the exercise of any rights or the enforcement of any obligations of any party hereto requires the prior consent of the Federal Communications Commission to a transfer of control of the Company pursuant to law then in effect, the parties hereto shall cooperate fully in obtaining all necessary prior approval prior to the taking of any action that would constitute or be deemed to effect a transfer of control of the Company requiring such prior approval.

Section 3.9             Termination.  Subject to Articles VI and IX, the restrictions on the Transfer of Shares set forth in this Article III shall terminate upon the earlier to occur and shall not be applicable to Transfers occurring as part of (a) a Qualified Public Offering and (b) a Sale of the Company.

ARTICLE IV
PRE-EMPTIVE RIGHTS

Section 4.1             General.  Subject to the terms and conditions specified in this Article IV, and applicable securities laws, the Company hereby grants to the Shareholders a right of first offer with respect to sales by the Company of its Shares following the Effective Date, as follows:

Section 4.2             Procedures.  Following the Effective Date, each time the Company proposes to offer any Shares, the Company shall first make an offering of such Shares to each Shareholder in accordance with the following provisions:

(a)           The Company shall deliver a written notice (“General Notice”) to the Shareholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b)           By written notification received by the Company within ten (10) calendar days after the giving of the General Notice, each Shareholder may elect to purchase, at the price and on the terms specified in the General Notice, up to that portion of such Shares that equals the proportion that the number of Shares then held by such Shareholder (including for these purposes, in the case of the holder of the Warrant, the Shares underlying the Warrant) bears to the total number of Shares then outstanding (including the Shares underlying the Warrant).  The Company shall promptly, in writing, inform each Shareholder that elects to purchase all the Shares available to it (a “Fully-Exercising Shareholder”) of any other Shareholder’s failure to do likewise.  During the ten (10) calendar day period commencing after such information is given, each Fully-Exercising Shareholder may elect to purchase up to that portion of the Shares for which Shareholders were entitled to subscribe, but which were not subscribed for by the Shareholders, that is equal to the proportion that the number of Shares then held by such Fully-Exercising Shareholder (including for these purposes, in the case of the holder of the Warrant, the Shares underlying the Warrant) bears to the total number of Shares then held by all Fully-Exercising Shareholders who wish to purchase some of the unsubscribed Shares (including for these purposes, in the case of the holder of the Warrant, the Shares underlying the Warrant).

(c)           If all Shares that the Shareholders are entitled to obtain pursuant to Sections 4.2(a) and (b) are not elected to be obtained as provided in Sections 4.2(a) and (b) hereof, the Company may, subject to Article VI, during the ninety (90) calendar day period following the expiration of the period provided in Sections 4.2(a) and (b) hereof, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the General Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Shareholders in accordance with this Section 4.2.

Section 4.3             Limitations.  The rights provided in this Article IV shall not be applicable to Shares issued in any Excluded Transaction.  In addition to the foregoing, the right of first offer in this Article IV shall not be applicable with respect to any Shareholder in any subsequent offering of Shares if (a) at the time of such offering, the Shareholder is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Securities Act of 1933, as amended, and (b) such offering of Shares is otherwise being offered only to accredited investors.

Section 4.4             Additional Financing.  The Company shall use reasonable best efforts to lend to the ESOP under a note sufficient funds to permit the ESOP to exercise its preemptive rights in full pursuant to this Article IV (an “Additional Financing”); provided, however, that the Company shall have no obligation to provide the Additional Financing (a) if providing such Additional Financing would violate any covenant or other obligation in respect of then-outstanding indebtedness or (b) the Board reasonably determines that providing such Additional Financing would adversely affect in a material manner the Company’s business plans and objectives, financial position or results of operations.  The Company shall be deemed to have satisfied its obligations under this Section 4.4 if it shall have offered such Additional Financing on terms substantially similar to or more favorable than existing loan obligations between the Company and the ESOP.

Section 4.5             Termination.  Subject to Article IX, the covenants set forth in this Article IV shall terminate upon the earlier to occur and shall not be applicable to Transfers occurring as part of (a) a Qualified Public Offering or (b) a Sale of the Company.

ARTICLE V

RESTRICTIVE COVENANTS

The Company hereby covenants and agrees that, from and after the Effective Date, it shall not, without the prior approval or prior written consent of a majority of the Board, which majority shall include a majority of the Independent Directors and one EGI-TRB Director, enter into any transaction, contract, agreement or arrangement to:

(a)           amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Company;

(b)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock other than shares issued and sold to the

ESOP at fair market value solely for purposes of maintaining its 51% equity ownership of the Company, on a fully diluted basis;

(c)           liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing;

(d)           purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) repurchases of stock from former employees, officers, directors, consultants or other Persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service, (ii) dividends or distributions necessary to enable the ESOP to make all payments due under the terms of the ESOP Loan Agreement as they come due and (iii) repurchases of stock from the ESOP as required by the terms of the ESOP plan document;

(e)           engage in transactions with Affiliates other than in their capacity as a stockholder, director, officer or employee of the Company, including any transaction, contract, agreement or arrangement between the ESOP and the Company, or any amendment or waiver thereof, other than this Agreement, the Merger Agreement, the ESOP Purchase Agreement, the ESOP Loan Agreement and the ESOP Pledge Agreement, and the transactions contemplated thereby;

(f)            make, or permit any subsidiary to make, any loan or advance to, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Company;

(g)           make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except (i) advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board, (ii) notes that may be issued by the Company to participants of the ESOP under the terms of the ESOP and (iii) financing provided to the ESOP pursuant to Section 4.4;

(h)           guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(i)            incur any aggregate indebtedness in excess of $250 million that is not already included in the Annual Budget approved by the Board, other than trade credit incurred in the ordinary course of business;

(j)            acquire any assets or securities of any Person in a transaction resulting in payments by the Company in an aggregate amount in excess of $250 million;

(k)           sell, assign, license, pledge or encumber any assets of the Company for an amount in excess of $250 million;

(l)            enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $250 million;

(m)          change the fiscal year of the Company; or

(n)           elect not to qualify, or continue to qualify as an S corporation.

ARTICLE VI

S CORPORATION COVENANTS

Section 6.1             Election of S Corporation Status.  The Company and the Shareholders agree to take all actions necessary to enable and allow the Company to elect, and maintain an election, to be treated as an S corporation under the Code as soon as reasonably practicable following the Effective Date (but, in any event, not later than the first day of the Company’s fiscal year immediately following the fiscal year in which the Effective Date occurs).  The Company shall elect the calendar year as its fiscal year in connection with its election of S corporation status.

Section 6.2             Change of Shareholder Status.  Neither the Company nor any Shareholder may cause or effect a change in the status of a Shareholder or related party that would cause (i) the Shareholder to become an ineligible S corporation holder, (ii) the Company to become ineligible for S corporation status or (iii) the S corporation status of the Company to terminate.

Section 6.3             Exercise of a Warrant.  For so long as the Company maintains its status as an S corporation, no Shareholder may exercise a Warrant if, as a result of such exercise, the Company becomes ineligible for S corporation status.

Section 6.4             Shareholder Acknowledgment of S Corporation Status.  Each Shareholder acknowledges that a termination of the Company’s status as an S corporation by reason of a Transfer of Shares or the exercise of a Warrant in violation of this Article VI or a change of status pursuant to Section 6.2 may cause material adverse tax effects to the other Shareholders.  For this reason, any Shareholder who contemplates a Transfer of Shares, an exercise of a Warrant or a change of status pursuant to Section 6.2 agrees to advise the Company at least thirty (30) days (or such shorter period as the Company may agree) in advance of any such Transfer, exercise or change of status, so that the Company may take action to preserve its status as an S corporation.  Each Shareholder agrees that any such Transfer, exercise or change of status that causes the Company to become ineligible for S corporation status may and should be enjoined.

Section 6.5             Inadvertent Termination.  If the Company’s status as an S corporation is terminated inadvertently and the Company wishes to obtain a ruling under Section 1362(f), or a successor provision, of the Code, each Shareholder agrees to make any adjustments required pursuant to Section 1362(f)(4), or a successor provision, of the Code and approved by the Board.  A Shareholder’s obligation to make such adjustments shall continue after the Shareholder has ceased to own Shares in the Company and after this Agreement has terminated.

Section 6.6             Further Assurances.  Each Shareholder agrees to take all actions necessary to enable and allow the Company to elect, and maintain an election, to be treated as an

S corporation under the Code, including, without limitation, consenting to the election pursuant to Section 1362 of the Code.

Section 6.7             Transfer Restrictions Relating to the Company’s Status as an S corporation.

(a)           Notwithstanding anything to the contrary in this Agreement, upon and after the Effective Date, no Shareholder may Transfer and no Person may acquire, the legal, economic or beneficial ownership of, or any other interest in, any Share if such Transfer or acquisition would cause the Company to become ineligible for S corporation status or would cause the S corporation status of the Company to terminate, as applicable, under the provisions of the Code as in effect at the time of the purported Transfer (as a result of the status of the proposed transferee, the number of shareholders of the Company, or otherwise).

(b)           Notwithstanding anything to the contrary in this Agreement, upon and after the Effective Date, no Transfer of Shares shall be permitted, and no purported Transfer shall be effective, unless and until (i) the Shareholder desiring to Transfer Shares shall have provided the Company, within a reasonable time prior to the proposed Transfer, with a statement regarding the identity of the proposed transferee sufficient to satisfy the Company that the transferee is a person that is eligible to be a shareholder of an S corporation and the Transfer will not result in an increase in the number of Shareholders of the Company such that it destroys S corporation status, (ii) if the proposed transferee is a trust, (A) the Company has received, within a reasonable time prior to the proposed Transfer, copies of all relevant trust documents, (B) the Company has, at its option and at the sole expense of the Shareholder, obtained a private letter ruling from the Internal Revenue Service or an opinion of the Company’s counsel or, to the extent the Company reasonably determines it to be necessary, of the Shareholder’s counsel acceptable to the Company, providing, in form and substance acceptable to the Company, that the Transfer to the trust will not adversely affect the Company or any of its Shareholders under Subchapter S of the Code and (C) any persons treated as shareholders of the Company (as determined under Section 1361 of the Code) agree to be bound by the provisions of this Agreement as if they were a Shareholder and enter into such agreements and make such representations or warranties as the Company shall request in connection therewith, (iii) the Company has provided written notice to the Shareholder and the transferee that the requirements of clause (i) or (ii) above have been satisfactorily met and (iv) the transferee has executed a Joinder.

(c)           Notwithstanding anything to the contrary in this Agreement, upon and after the Effective Date, any purported Transfer or acquisition of Shares in violation of any of the covenants and restrictions of this Article VI shall be null and void ab initio. The purported transferee shall have no interest in any of the Shares purported to be transferred, shall not be deemed a Shareholder, and shall not be entitled to receive a new stock certificate for Shares or any dividends or other distributions on or with respect to the Shares. Each Shareholder agrees that any such Transfer or acquisition may and should be enjoined.

(d)           No more than twenty (20) members of the Zell Family Group may hold Shares at any given time.  For purposes of this Section 6.7(d), all members of the Zell Family

Group that are treated as a single shareholder pursuant to Section 1361(c)(1) of the Code shall be treated as a single member of the Zell Family Group.

Section 6.8             Termination.  This Article VI shall terminate and no longer apply if the Board determines that the Company shall not elect to qualify, or continue to qualify, as an S corporation.

ARTICLE VII

INFORMATION, INSPECTION AND VISITATION RIGHTS

Section 7.1             Information Rights.  Upon and following the Effective Date, any Shareholder owning ten percent (10%) or more of the Company’s outstanding Common Stock (including the Warrant) shall have the right to receive, and the Company shall provide, copies of the same financial reporting information that the Company shares with senior management and its Board.  As soon as reasonably practicable, but in any event within thirty (30) calendar days of the end of each month, the Company shall provide unaudited  revenue and expense information for each of the publishing and broadcasting & entertainment groups and all significant business units within each of those groups for the one-month prior and year-to-date periods then ended,  As soon as reasonably practicable, but in any event within sixty (60) calendar days of the end of each quarter, the Company shall provide unaudited consolidated operating data, including, consolidated statements of income, consolidated summaries of cash flows and equity income/loss, select financial information for each of the publishing and broadcasting & entertainment groups and select capital expense and balance sheet data.  As soon as reasonably practicable, but in any event within one hundred eighty (180) calendar days after the end of each fiscal year of the Company, the Company shall provide to each such Shareholder (i) an income statement for such year and the prior year, (ii) a balance sheet, as of the end of such year and the prior year, (iii) a statement of stockholders’ equity, as of the end of such year and the prior year, and (iv) a statement of cash flows for such year and the prior year, such year-end financial reports to be in reasonable detail, prepared in accordance with general accepted accounting principles, and audited and certified by independent public accountants of nationally recognized standing selected by the Company.  The Company shall also provide as soon as practicable, an annual budget and operating plan (the “Annual Budget”) for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and such other information relating to the financial condition, prospects, business or corporate affairs of the Company as management and the Board shall deem appropriate; provided, however, that the Company shall not be obligated under this Section 7.1 to provide information (A) that it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (B) would adversely affect the attorney-client privilege between the Company and its counsel.

Section 7.2             Inspection and Visitation Rights.  Upon and following the Effective Date, the Company shall permit each Shareholder owning ten percent (10%) or more of the Company’s outstanding Common Stock (including the Warrant) and such Shareholder’s accountants and counsel, at such Shareholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Shareholder;

provided, however, that the Company shall not be obligated pursuant to this Section 7.2 to provide access to any information (a) that it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (b) would adversely affect the attorney-client privilege between the Company and its counsel.

Section 7.3             Termination.  The obligations set forth in this Article VII shall terminate upon the earlier to occur and shall not be applicable to Transfers occurring as part of (a) a Qualified Public Offering or (b) a Sale of the Company.

ARTICLE VIII

REPRESENTATIONS

Section 8.1             Shareholder Representations.  Each Shareholder individually represents and warrants as follows:

(a)           No Other or Conflicting Arrangements.  Except for this Agreement, a voting agreement in connection with the Merger, the Merger Agreement, the EGI Purchase Agreement and the ESOP Purchase Agreement, it has not entered into any other voting trust, buy-sell, shareholder or other agreement relating to the Shares, or any arrangement, understanding or restriction with respect to the voting of the Shares, and no proxy, power of attorney or other authorization has been granted relating to the Shares.  Other than the Warrant Agreement, such Shareholder is not a party to any option, warrant, purchase right or other contract, commitment or arrangement that could require a disposition of any Shares or the Warrant by such Shareholder or a Transfer of Shares or the Warrant to any Person that would cause the S corporation status of the Company to terminate.  Other than pursuant to this Agreement, the Warrant Agreement and the ESOP Pledge Agreement, there are no restrictions on rights of disposition or pledge, charge or other encumbrance or restriction pertaining to such Shareholder’s Shares or the Warrant.

(b)           Power and Authority.  The Shareholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)           Binding Effect.  The Agreement has been duly executed and delivered by such Shareholder and is a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

Section 8.2             Company Representations.  The Company represents and warrants as follows:

(a)           Power and Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)           Binding Effect.  The Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the

Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

ARTICLE IX

TERMINATION

Section 9.1             Automatic Termination.  This Agreement shall be terminated if (i) at any time, there is only one Shareholder, (ii) a Qualified Public Offering shall be consummated, (iii) the Company shall be declared to be bankrupt under federal law, make an assignment for the benefit of creditors or otherwise be found insolvent, (iv) the Company shall dissolve or wind up its affairs or (v) the Merger Agreement is terminated in accordance with its terms.

Section 9.2             Optional Termination.  This Agreement may be terminated at any time by the mutual written consent of the Parties hereto.

Section 9.3             Effect of Termination.  From and after a termination in accordance with Section 9.1 or 9.2, this Agreement shall become null and void and of no further force and effect, except for Sections 10.2, 10.3, 10.8 and 10.13.  The termination of this Agreement shall not affect any rights or obligations that shall have arisen or accrued prior the date of termination.

ARTICLE X

MISCELLANEOUS

Section 10.1           No Other Agreements; Notice.  No Shareholder shall enter into any other voting, buy-sell, shareholder or other agreement relating to the Shares that conflicts in any way with this Agreement without the prior written consent of the other Shareholder or Shareholders.

Section 10.2           Confidentiality; Announcements.  Except as contemplated by this Agreement or as may otherwise be required by law, the Parties shall keep the existence and terms of this Agreement confidential.  A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.

Section 10.3           Specific Performance.  The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder shall cause irreparable injury to the other Parties for which damages, even if available, shall not be an adequate remedy.  Accordingly, each Party hereby consents, in addition to and not in lieu of monetary damages and other relief, to the issuance of injunctive relief to compel performance of such Party’s obligations and to the granting of the remedy of specific performance of its obligations hereunder.

Section 10.4           Notices.  Any notice given pursuant to this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, and addressed to the last known address of the Shareholder set forth on the books and records of the Company.  Such notice shall be deemed to have been given and shall be effective: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

Section 10.5           Assignment; Third Party Beneficiaries.  Except in connection with a Transfer of Shares permitted by this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the Shareholders and their respective permitted successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective successors and assigns, or other Persons who become bound by the terms of this Agreement, any rights or remedies under or by reason of this Agreement.

Section 10.6           Amendment; Waiver.  This Agreement may be amended, modified, waived or altered only in a writing signed by the Parties hereto.  The failure of a Party to insist upon the performance of any provision hereof shall not constitute a waiver of, or estoppel against, assertion of the right to require such performance, nor shall a waiver or estoppel in one case or instance imply a waiver or estoppel with respect to any other case or instance, whether of similar nature or otherwise.

Section 10.7           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 10.8           Expenses.  Each Party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Agreement.

Section 10.9           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10         Further Assurances.  The Parties agree to cooperate fully in the execution, acknowledgment and delivery of all instruments, agreements and other papers and to take such other actions as may be necessary to further carry out and fully accomplish the intent and purposes of this Agreement, including, without limitation, any amendment of the Certificate of Incorporation or By-laws of the Company.

Section 10.11         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Wherever in this Agreement a singular word appears, it shall also include the plural wherever required by the context, and vice versa.  Wherever in this Agreement a masculine, feminine or neutral pronoun appears, it shall also include each other gender wherever required by the context.

Section 10.12         Entire Agreement.  This instrument contains the entire understanding and agreement among the Parties concerning the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous understandings, agreements, covenants, negotiations and representations concerning the subject matter of this Agreement, whether written or oral.

Section 10.13         Governing Law.  This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to any laws or principles of conflicts of laws that would cause the laws of any other jurisdiction to apply.

Section 10.14         Counterparts; Facsimile.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

Section 10.15         Effectiveness as to the Company.  This Agreement shall not become effective as to the Company unless and until the Effective Date shall have occurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

EGI-TRB, L.L.C.

GREATBANC TRUST COMPANY, not in its
individual or corporate capacity, but solely as
ESOP Fiduciary of the TRIBUNE EMPLOYEE
STOCK OWNERSHIP TRUST, which forms a
part of the TRIBUNE EMPLOYEE STOCK
OWNERSHIP PLAN

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President

		By:	/s/ Marilyn H. Marchetti
		Name:	Marilyn H. Marchetti
		Title:	Senior Vice President

TRIBUNE COMPANY

By:	/s/ Dennis J. FitzSimons
Name:	Dennis J. FitzSimons
Title:	Chairman, President and Chief Executive Officer

Signature Page to Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

Joinder

The undersigned is executing and delivering this Joinder pursuant to that certain Investor Rights Agreement, dated as of April 1, 2007 (as the same may be hereafter amended, the “Investor Rights Agreement”), by and among Tribune Company, a Delaware corporation (the “Company”), EGI-TRB, L.L.C., a Delaware limited liability company, and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Investor Rights Agreement in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder this       day of                 , 20   .

Signature
Name: